Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) for the registration of: Neutron Enterprises, Inc. amended 2005 stock plan; Employment agreement dated as of June 26, 2006 between Neutron Enterprises, Inc. and Rory Olson; Option agreement dated June 26, 2006 between Neutron Enterprises Inc. and Rory Olson; Option agreement dated July 1, 2006 between Neutron Enterprises Inc. and Mitchell Rosen; Option agreement dated July 1, 2006 between Neutron Enterprises Inc. and Mark Wolinsky; and Option agreement Dated May 11, 2006 between Neutron Enterprises Inc. and Andrew Gertler of our report dated March 3, 2006 with respect to the consolidated financial statement included in its Annual Report (Form 10-KSB) for the year ended December 31, 2005 with US Securities and Exchange Commission.

/s/ Staley, Okada & Partners

Vancouver, B.C.	STALEY, OKADA & PARTNERS
August 8, 2006	CHARTERED ACCOUNTANTS